                                                                     EXHIBIT 3.2


              MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
               CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
              FOR USE BY DOMESTIC PROFIT AND NONPROFIT CORPORATIONS


     Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.   The present name of the corporation is: Syntel, Inc.

2.   The identification number assigned by the Bureau is: 202-412

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

     See the attached Exhibit A

4.   [Not Applicable]

5. The foregoing amendment to the Articles of Incorporation was duly adopted on the 18th day of May, 1998 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation, at a meeting the necessary votes were cast in favor of the amendment.

Signed this 20th day of July, 1998

By /s/ Byron S. Collier
   --------------------
     Byron S. Collier, Assistant Secretary

                                    EXHIBIT A


                                   ARTICLE III

     The total authorized capital stock of the corporation is as follows:

     (i)  100,000,000 shares of Common Stock; and

     (ii) 5,000,000 shares of Preferred Stock.

     A statement of the designations, relative rights, preferences and limitations of the shares of each class is as follows:

Preferred Stock

     Subject to the limitations and restrictions set forth in this Article III, and without action or approval by the shareholders, the Board of Directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued shares of Preferred Stock (whether or not previously designated as shares of a particular series, and including Preferred Stock of any series issued and thereafter acquired by the corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of Preferred Stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of Preferred Stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All shares of Preferred Stock of any one series shall be alike in every particular.

     The rights, qualifications, limitations or restrictions of each series of Preferred Stock shall be as stated and expressed in the resolution or resolutions adopted by the Board of Directors which provides for the issuance of such series, which resolutions shall determine, fix or alter the following:

     (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

     (2) The rate of the annual dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;

     (3) The amount per share, if any, which the holders of Preferred Stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the corporation;

     (4) The conversion or exchange rights, if any, of such series, including without limitation, the price or prices, rate or rates, provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which Preferred Stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

     (5) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

     (6) Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

     (7) The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class;

     (8) Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions as to issuance or as to the power, preferences or rights of any such other series; and

     (9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

     Any resolution of the Board of Directors establishing and designating a series of Preferred Stock and fixing and determining the relevant rights and preferences thereof shall be appropriately filed with the State of Michigan as an amendment to the Articles of Incorporation.

Common Stock

     None of the Common Stock shall be entitled to any preferences, and each share of Common Stock shall be equal to every other share of such class of stock in every respect.

     After payment or declaration of full cumulative dividends on all shares having priority over the Common Stock as to dividends, and after making all sinking or retirement fund payments on all series of Preferred Stock and on any other stock of the corporation ranking as to dividends or assets prior to the Common Stock providing for the same, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

     On any dissolution, liquidation or winding up of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

     At all meetings of shareholders of the corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record.